Confidential materials omitted and filed separately with the
                       Securities and Exchange Commission.
                           Asterisks denote omissions.

                                                                    Exhibit 10.1

                                LICENSE AGREEMENT

      THIS LICENSE AGREEMENT dated as of September 7, 1999 (the "Agreement") is made between Hybridon Inc., a corporation organized under the laws of the State of Delaware ("Hybridon"), and Genzyme Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts ("Genzyme"). Hybridon and Genzyme are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

      A. Genzyme controls certain patents and patent applications relating to MDM2 through a license agreement (the "JHU Agreement") dated February 5, 1992 among The Johns Hopkins University ("JHU"), Hoffmann-La Roche Inc. and Genzyme as the successor in interest through the merger of PharmaGenics, Inc. with and into Genzyme.

      B. Genzyme has the right, subject to rights retained by the U.S. government and by JHU, to sublicense certain patents and patent applications relating to inhibitory compounds that interfere with the expression of the MDM2 gene, to methods for treating a neoplastic cell or a cell having neoplastic potential through the administration of such compounds, and to methods to identify such compounds.

      C. Subject to the terms and conditions of this Agreement, Genzyme is willing to grant and Hybridon wishes to receive a non-exclusive sublicense under such patents and patent applications to make, use and sell Licensed Products (as herein defined) throughout the world.

      NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

      1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management

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and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

      1.2. "Antisense Technology" shall mean the selective inhibition of protein synthesis at the RNA level. This inhibition is caused by the hybridization of an Oligonucleotide to the complementary sequence of the selected RNA thereby inhibiting gene expression.

      1.3. "Collaborative Partner" shall mean a Third Party with which Hybridon enters into an agreement providing for the development and/or commercialization of a Development Candidate.

      1.4. "Compound" shall mean ***

      1.5. "Development Candidate" shall mean ***

      1.6. "Effective Date" shall mean the date appearing on the cover page of this Agreement.

      1.7. "First Commercial Sale" shall mean the first transfer of title to a Licensed Product by Hybridon, its Affiliates or a Collaborative Partner to a non-Affiliate for consideration in any arm's length transaction in a country following governmental approval for commercial sale in such country. For the purpose of this definition a transfer of title to reasonable quantities of free samples of Licensed Product or to clinical trial material shall not constitute a First Commercial Sale.

      1.8. "FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of a Major Country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

      1.9. "IND" shall mean the regulatory filing required to initiate human clinical trials in the United States or any other Major Country. If human clinical trials are initiated without a requirement for regulatory filing or approval, an IND shall be deemed to have been filed on the initiation of human clinical trials.

      1.10. "Licensed Method" shall mean ***

      1.11. "Licensed Product" shall mean ***

      1.12. "Major Country" shall mean Germany, France, United Kingdom, the United States, or Japan.


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      1.13. "NDA" shall mean a New Drug Application, as defined in the United
States Food, Drug and Cosmetic Act, or any corresponding foreign application, registration or certification.

      1.14. "Net Sales" shall mean that the gross amount invoiced on sales or other dispositions of a Licensed Product by Hybridon and its Affiliates and Collaborative Partners, as applicable, to independent third parties, less the following items (provided that such items are included in the amount invoiced and do not exceed reasonable and customary amounts in the country in which such sale or other disposition occurred): (i) trade, cash, quantity and promotional discounts actually allowed and taken; (ii) excises, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income); (iii) freight, insurance and other transportation charges incurred in shipping a Licensed Product to third parties; (iv) amounts repaid or credited by reason of rejections, defects, recalls or returns; and (v) rebates (including pursuant to Medicaid or other governmental programs). Such amounts shall be determined from the books and records of Hybridon and its Affiliates and Collaborative Partners, and maintained in accordance with GAAP. If a Licensed Product is sold, leased, used or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services) in a transaction that is not an arm's length sale to an independent third party, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price of such Licensed Product during the applicable royalty reporting period. Net Sales shall also include any consideration received by Hybridon and its Affiliates and Collaborative Partners in respect of the sale, use or other disposition of a Licensed Product in a country prior to the receipt of all regulatory approvals required to commence full commercial sales of such Licensed Product in such country (e.g., sales under " treatment INDs", "named patient sales", "compassionate use sales", or their equivalents), other than the sale, use or other disposition of such Licensed Product in the course of any clinical trial conducted with respect to such Licensed Product.

      1.15. "Oligonucleotide" shall mean an oligomer or polymer made up of at least six nucleosides or nucleotides. Oligonucleotide includes RNA or DNA fragments. Oligonucleotides also include mimetics of RNA or DNA that are composed of naturally occurring and/or non-naturally occurring bases. In addition, an oligonucleotide may include modified and/or non-naturally occurring sugars and/or intersugar linkages or the sugars may be partially or completely absent. Oligonucleotides include structures where adjacent nucleosides are linked together by phosphate groups and/or modified or non-natural internucleoside linkages, including, without limitation, amide linkages to form the internucleoside backbone of the oligonucleotide whether or not such linkages retain a phosphorus atom in the linkage. A nucleotide is a nucleoside that includes a phosphate group covalently linked to the sugar portion of the nucleoside.

      1.16. "Patent Rights" shall mean ***


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      1.17. "Phase II Clinical Trial" shall mean the initial clinical testing of a Compound in humans who are patients with a medical condition for which the Compound is being tested with the intention of gaining a preliminary assessment of the efficacy of a Compound in treating such medical condition. If the initial clinical testing of a Compound in humans is in patients with a medical condition for which the Compound is being tested, such testing shall not be deemed a Phase II Clinical Trial unless such testing is followed by a Pivotal Quality Clinical Trial (as herein defined).

      1.18. "Pivotal Quality Clinical Trial" shall mean a human clinical trial of a Compound designed to be of a size and statistical significance to support an NDA filing alone or in combination with other studies. If it is unclear whether or not a study design will be sufficient to support an NDA filing (other than by virtue of the uncertainty of efficacy data from that trial), the study will be deemed to be a Pivotal Quality Clinical Trial on the initiation of activities to support an NDA filing. Initiation of a Phase III clinical study will be deemed to be initiation of a Pivotal Quality Clinical Trial.

      1.19. "Third Party" shall mean any entity other than Hybridon, Genzyme, their respective Affiliates or Collaborative Partners.

                            ARTICLE 2. LICENSE GRANTS

      2.1. License. Subject to the terms and conditions of this Agreement, Genzyme hereby grants to Hybridon and its Affiliates a nonexclusive, worldwide, royalty-bearing sublicense under the Patent Rights to discover, develop, make, have made, use, import and export, offer for sale, and sell Licensed Products including the right to develop, make, have made and use the Licensed Methods. Such sublicense shall not include the right to grant sublicenses except under the circumstances set forth in Section 2.3.

      2.2. Limitations. The Licenses granted under this Article 2 are subject to:

            (a) the rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620,

            (b) the retained rights of JHU to make, have made, provide and use any method, product or composition which is covered by the Patent Rights for its and The Johns Hopkins Health Systems' ("JHHS") non-profit purposes, and

            (c) all rights of Genzyme relating to Patent Rights not specifically licensed to Hybridon under this Agreement, as further set forth in Section 2.1.


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      2.3. Right to Sublicense to Collaborative Partners. *** Any Collaboration
Agreement shall be consistent with the terms and conditions of this Agreement. Any and all Collaboration Agreement entered into by Hybridon pursuant to Section
2.3 shall expressly: (I) prohibit Collaborative Partner(s) from granting sublicenses (except as permitted above) and (ii) require Collaborative Partner(s) to accord confidential treatment to Confidential Information consistent with the terms and conditions of Article 6. It is expressly agreed by the Parties that Hybridon shall remain responsible for compliance with the terms of this Agreement. Furthermore, it is understood and agreed that this Section
2.3 shall not give Hybridon, its Affiliates or Collaborative Partners a right to grant sublicenses other than as provided herein.

      2.4. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the patent rights, inventions, trade secrets, copyrights, know-how, data or other intellectual property of the other Party, including items owned, controlled or developed by any Third Party, or transferred by one Party to the other Party at any time pursuant to this Agreement.

      2.5. Favored Licensee. Genzyme represents and warrants that it has not granted a license to a commercial Third Party under the Patent Rights on financial terms and conditions which are, taken as a whole, more favorable to such Third Party than those set forth in this Agreement. In the event that Genzyme grants a sublicense to a commercial Third Party under the Patent Rights relating to Oligonucleotides, pursuant to an agreement, the financial terms and conditions of which are, taken as a whole, more favorable to such Third Party than the terms and conditions of this Agreement, Genzyme shall offer Hybridon an option to amend this Agreement to substitute the terms and conditions of such more favorable agreement for the terms and conditions of this Agreement. Hybridon shall make an election to accept the terms and conditions of such more favorable agreement by providing written notice to Genzyme within thirty (30) days after being notified of such more favorable agreement. For purposes of this
Section 2.5, the term "financial terms and conditions" shall include, but not be limited to, the payment provisions set forth in Section 3.4 and the provisions regarding infringement and damages set forth in Article 5 hereof.


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                               ARTICLE 3. PAYMENTS

         3.1.     License Fee.  ***

         3.2.     Milestone Payments.

                  3.2.1. Milestone Payments. In addition to the amounts set forth in Sections 3.1 and 3.3, Hybridon agrees to pay to Genzyme the following amounts upon achievement by Hybridon, its Affiliates or Collaborative Partners of each of the following milestones with respect to a Licensed Product:

           Milestone                                                Amount


   ***                                                      ***

   ***                                                      ***


   ***                                                      ***

   ***                                                      ***

   ***                                                      ***

***

            3.2.2. Notice; Payments Due. Hybridon shall promptly notify Genzyme in writing of the achievement of any milestone identifying the date in which it occurred. All payments due to Genzyme from Hybridon pursuant to Section 3.2.1 shall be made within forty-five (45) days after the achievement of the corresponding milestone and are not refundable under any circumstances or creditable against any other amounts due Genzyme under this Agreement.

      3.3. Royalties; Reports.

         (a)      ***

         (b)      ***

         (c) Hybridon shall notify Genzyme in writing of the First Commercial Sale within thirty (30) days after such sale.


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            (d) Hybridon agrees that beginning with the calendar quarter in which the First Commercial Sale occurs, Genzyme shall receive, within sixty (60) days after the end of such calendar quarter, and each of the first three calendar quarters thereafter, and within ninety (90) days after the end of each calendar year end thereafter: (i) payment of royalties and (ii) a written report showing the information and basis on which the royalties have been calculated; provided, however, that if the First Commercial Sale occurs in the fourth calendar quarter, the first such payment and report shall be made within ninety
(90) days after the end of such calendar quarter.

            (e) In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other active compound(s) and/or ingredient(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other Product (s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price can not be determined for both the Licensed Product and all other product (s) included in the Comination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other active compound(s) and/or ingredient(s) included in the Combination Product. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Licensed Product and other active compound(s) and/or ingredient(s).

            (f) During any period in which a Licensed Product is under development or is being manufactured or commercialized by Hybridon, its Affiliates or Collaborative Partners, as applicable, Hybridon shall deliver to Genzyme written reports within sixty (60) days of the end of each calendar year providing a brief description of the status of research and development activities as well as of any manufacturing and commercializing activities, if any, conducted with respect to such Licensed Products. Such reports shall contain sufficient information to allow Genzyme to monitor Hybridon's compliance with this Agreement and to enable Genzyme to satisfy its reporting obligations to JHU under Section 4.11 of the JHU Agreement, including without limitation the accomplishment of the milestones set forth in Section 3.2. All reports and information provided under this Section 3.3(f) shall be subject to Article 6.

      3.4. Payments. All payments due under this Article 3 shall be made in United States dollars by bank wire transfer in immediately available funds to an account designated by Genzyme. If any payments are not made by Hybridon on or before the specified due date, Hybridon will pay interest on the outstanding amounts until paid in full, to the extent permitted


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by applicable law, in an amount equal to and fluctuating with the prime rate, as reported by BankBoston, N.A., Boston, Massachusetts, from time to time until such payment is made.

            (a) The license fee, milestone payments and royalties required under Sections 3.1., 3.2., and 3.3. shall be exclusive of any applicable withholding, value added, sales, or other taxes and duties (which, if eligible, will be paid by Hybridon in addition to such payments).

            (b) The license fee, milestone payments and royalties payable by Hybridon under Sections 3.1., 3.2., and 3.3. will be paid free and clear of, and without deduction for and on account of tax, unless Hybridon is required by law to make those payments subject to deduction or withholding of tax, in which case the sum paid by Hybridon shall be increased to the extent necessary to ensure that after such deduction or withholding, Genzyme receives an amount equal to the sum which it would have received had not deduction or withholding been required. Where Hybridon is required by law to deduct or withhold on account of tax, it shall use commercially reasonable efforts to obtain from the relevant revenue authorities authorization to make payment of the sums without such deduction or withholding. The Parties undertake to provide all reasonable assistance to each other in obtaining such authorization and, without prejudice to the generality of the foregoing, will submit any forms or take any action as may be reasonably necessary or reasonably requested by the other Party for that purpose.

            (c) If Hybridon is required to increase the amount of any payment under the provisions of Section 3.4.(b) as a result of any withholding or deduction required by law and Genzyme receives any amount by way of repayment of the tax that is so deducted or withheld by Hybridon, Genzyme will reimburse, without interest, to Hybridon an amount equal to such repayment.

            (d) Subsections (a), (b) and (c) of this Section 3.4 will apply equally to any royalties and other amounts payable under Section 3.3 if Genzyme directs Hybridon to pay those royalties or other amounts directly to a Third Party.

            (e) If the Net Sales is in a currency other than U.S. Dollars (a "Foreign Currency Amount"), then, for the purpose of determining the amount of royalties payable hereunder, such Foreign Currency Amount shall be converted into U.S. Dollars at the exchange rate between those two currencies quoted in the Wall Street Journal (Eastern Edition) five (5) business days immediately preceding the date on which such royalties become due. If no such exchange rate is quoted in that edition, such payment shall be converted into U.S. Dollars at the exchange rate between those two currencies most recently quoted in the Wall Street Journal (Eastern Edition). If no such exchange rate has been quoted in the Wall Street Journal (Eastern Edition) at any time during the twelve (12) month period preceding the date on which royalties become due, such Foreign Currency Amount which relates to Net Sales shall be deemed to be


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equal to the Net Sales most recently charged by the receiving party in a sale of such Product in U.S. Dollars.

      3.5. Records; Audit. Hybridon shall keep, and maintain complete and accurate records of its sales of Licensed Products in accordance with United States generally accepted accounting principles, consistently applied. Hybridon shall require each of its Affiliates and Collaborative Partners to keep and maintain complete and accurate records of any sale of Licensed Products. Such records shall be retained for a period of four (4) years following the applicable royalty reporting period. Hybridon shall permit, and cause each of its Affiliates and Collaborative Partners to permit, independent accountants retained by Genzyme to have access to its records and books for the sole purpose of verifying Net Sales and any royalty due thereon. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement and once during the four (4) calendar years following the termination hereof. Any adjustment in the amount of royalties due Genzyme on account of overpayment or underpayment of royalties shall be made at the next date when royalty payments are to be made to Genzyme under Section 3.4. Genzyme shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of seven and one-half percent (7.5%) or more for the period examined, in which case Hybridon shall pay all reasonable costs and expenses incurred by Genzyme in the course of making such determination, including the fees and expenses of the accountant (i.e., if Hybridon pays "X" in royalties and an audit reveals it should have paid "Y" (the difference, Y-X, being "Z"), then the underpayment percentage equals the product obtained by multiplying (i) the quotient obtained by dividing Z and Y (Z /Y) and
(ii) 100).

                   ARTICLE 4. REPRESENTATIONS, WARRANTIES AND
                             LIMITATIONS; COMPLIANCE

      4.1. Authorization. Each Party warrants and represents to the other that it has the legal right and power to enter into this Agreement, to extend the rights granted to the other in this Agreement, and to perform fully its obligations hereunder, and that this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms.

      4.2. Patent Rights Representations, Warranties and Limitations.

            (a) Genzyme represents and warrants that, as of the Effective Date:

                  (i) it has not made nor will it make any commitments to others in conflict with or in derogation of the rights created by this Agreement;


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                  (ii) to the best of its knowledge, all obligations under 37
      C.F.R.ss.1.56 have been satisfied for all patents and patent applications within the Patent Rights;

                  (iii) the statements set forth in the letter from JHU attached hereto as Appendix B are true and correct; and

                  (iv) to the best of its knowledge, there are no pending third party patent applications that could form a reasonable basis for a U.S. interference proceeding with the Patent Rights.

            (b) Except as otherwise provided herein, nothing herein contained shall be construed as:

                  (i) a representation or warranty by Genzyme as to the validity or scope of any sublicensed Patent Rights;

                  (ii) a representation or warranty that any Licensed Product discovered, developed, made, used, imported, exported, sold or otherwise disposed of under the sublicense granted in this Agreement is or will be free from infringement of patents, copyrights, or trademarks of Third Parties; or

                  (iii) an express or implied warranty of merchantability or fitness for a particular purpose.

            (c) In no event will Genzyme or its Affiliates be liable for damages, whether direct, indirect, special, punitive, incidental or consequential, or otherwise in relation to any Licensed Products manufactured or sold by Hybridon, its Affiliates, Collaborative Partners or any distributor. Neither Genzyme nor its Affiliates shall be obligated to defend or hold harmless Hybridon, its Affiliates, Collaborative Partners or any other person against any suit, damage, claim, or demand based on actual or alleged infringement of any patent or other rights owned by a Third Party, or any unfair trade practice resulting from the exercise or use of any right or sublicense granted under this Agreement.

            (d) Hybridon will be solely responsible for all guarantees, warranties, conditions, and any representations provided to distributors, customers and end-users in relation to Licensed Products.

      4.3. Compliance. Hybridon shall comply, and shall require its Affiliates and Collaborative Partners to comply, with all applicable laws and regulations relative to the development, manufacture and marketing of Licensed Products.


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              ARTICLE 5. PATENT RIGHTS MAINTENANCE AND INFRINGEMENT

      5.1. Prosecution. Subject to the terms of the JHU Agreement, Genzyme shall have the exclusive right to apply for, seek issuance of, maintain, or abandon, any or all of the Patent Rights. In the event that Genzyme receives notice from JHU that any of the Patent Rights will revert to JHU pursuant to Section 5.1(a) of the JHU Agreement, Genzyme shall promptly forward such notice to Hybridon.

      5.2. Infringement by Third Parties. Each Party shall promptly notify the other of its knowledge of any potential infringement of the Patent Rights by a Third Party.

            (a) Legal Action by Genzyme. Genzyme has the right, but not the obligation, at its sole discretion to bring legal action against a Third Party that it has reasonably determined to have or is infringing its Patent Rights. If Genzyme should bring an action pursuant to this Section 5.2, to recover damages including lost profits or reasonable royalties or injunctive relief, any recovery of monetary damages shall be applied in the following manner: (i) first Genzyme shall recover all lost profits or reasonable royalties, whichever is appropriate; (ii) second Genzyme shall be reimbursed for all out-of-pocket costs and expenses associated with obtaining injunctive relief; and (iii) Genzyme shall be reimbursed for all other out-of-pocket litigation costs or expenses through appeal. Once (i), (ii), and (iii) above have been satisfied in full, any remaining recoveries or reimbursements shall be applied to reimburse Hybridon for its lost profits based on the market share of Hybridon, its Affiliates and Collaborative Partner(s), as applicable.

            (b) Legal Action by Hybridon. If within ninety (90) days following receipt of notice from Hybridon setting forth Hybridon's basis to reasonably conclude that Genzyme's Patent Rights are being infringed or have been infringed, or such time as Genzyme otherwise becomes aware of an alleged infringement and Genzyme has not either terminated such infringement or initiated legal action against the infringer or defendant, Genzyme shall, upon written request by Hybridon and with the consent of JHU (which Genzyme shall use reasonable efforts to secure), grant to Hybridon the right (but not the obligation) to bring an action against such infringer. In the event that Hybridon brings such action against a Third Party for infringement of the Patent Rights, pursuant to this Section 5.2, to recover damages including lost profits or reasonable royalties or injunctive relief, any recovery of monetary damages shall be applied in the following manner: (i) first if such action results in Genzyme being a party in the action, Hybridon shall reimburse Genzyme for all out-of-pocket costs and expenses incurred through appeal; (ii) second Hybridon shall recover all out-of-pocket costs and expenses incurred through appeal; and
(iii) Hybridon shall recover all lost profits or reasonable royalties, whichever is appropriate. Any recovery by Hybridon under (iii) above, shall be used in the first instance to fulfill Hybridon's payment obligations under Article 3, which obligations shall be based upon


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lost Net Sales of Licensed Products which formed the basis for awarding such lost profits or reasonable royalties.

      5.3. Infringement of Third Party Rights. Hybridon shall promptly advise Genzyme in writing of any notice or claim of any infringement and of the commencement of any suit or action for infringement of a Third Party patent made or brought against Hybridon, its Affiliates or Collaborative Partners and based upon the manufacture, use, import and export, and sale or offer to sell of Licensed Products or the practice of Licensed Methods pursuant to the sublicense granted under the Agreement. In such event, Hybridon shall have at all times the right to immediately cease commercialization and/or the right either to:

                  (i) request that Genzyme enter into negotiations with such Third Party to obtain rights for Hybridon under the Third Party patent;

                  (ii) request that Genzyme defend such claim, suit or action at Genzyme's expense; or

                  (iii) terminate this Agreement.

Genzyme shall not be obligated to enter into negotiations with such Third Party to obtain rights for Hybridon under the Third Party patent nor obligated to defend such claim, suit or action. If Genzyme, in its sole discretion, elects to enter into negotiations with such Third Party to obtain rights for Hybridon under the Third Party patent or if Genzyme, in its sole discretion, elects to undertake at its own expense the defense of any such claim, suit or action, Hybridon shall render Genzyme all reasonable assistance that may be required by Genzyme in the negotiations or in the defense of such claim, suit or action. Genzyme has the primary right to control the defense of any such claim, suit or action by counsel of its own choice, and Hybridon shall have the right, at its own expense, to be represented in any such claim, suit or action in respect of which Hybridon is a defendant by counsel of its own choice. The Parties agree to cooperate reasonably in any such defense. Notwithstanding the foregoing, if Genzyme has not within ninety (90) days (or such lesser period of time as is necessary to avoid entry of a default judgment against Genzyme or Hybridon) from the date of receipt of a request from Hybridon, either entered into negotiations with such Third Party to obtain rights for Hybridon under the Third Party patent or initiated legal action to defend such claim, suit or action, then Hybridon shall have the right, upon written notice to Genzyme, to enter such negotiations or defend such claim, suit or action. Hybridon shall be entitled to deduct all reasonable out-of-pocket costs and expenses, including legal fees, incurred in entering into such negotiations or defending such claim, suit or action from royalties due Genzyme after commencement of such action and until such expenses are fully recouped by Hybridon.


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      5.4. Suit Relating to Patent Rights. Notwithstanding the provisions of
Sections 5.2(b) and 5.3 above, if at any time Hybridon receives notice of any claim, suit or action by a Third Party relating to the Patent Rights (or the validity, scope or enforceability thereof), Hybridon shall promptly notify Genzyme in writing. Genzyme shall have the right, exercisable in its sole discretion, to assume and control the defense of such claim, suit or action at its own expense and using counsel of its own choice. Hybridon shall have the right, at its own expense, to be represented in any such claim, suit or action in respect of which Hybridon is a defendant by counsel of its own choice. The Parties agree to cooperate reasonably in any such defense. If, however, Genzyme has not within ninety (90) days from the date of receipt of notice from Hybridon, either entered into negotiations with such Third Party or initiated legal action to defend such claim, suit or action, then Hybridon shall have the right, upon written notice to Genzyme, to enter such negotiations or defend such claim, suit or action. Hybridon shall be entitled to deduct all reasonable expenses, including legal fees, incurred in entering into such negotiations or defending such claim, suit or action from royalties due Genzyme after commencement of such action and until such expenses are fully recouped by Hybridon. Hybridon shall not settle or compromise any such claim, suit or action without the written consent of Genzyme, which consent shall not be unreasonably withheld or delayed.

                           ARTICLE 6. CONFIDENTIALITY

      6.1. Confidential Information.

            (a) As used in this Agreement, the term "Confidential Information" means any technical or business information furnished by one Party ("Disclosing Party") to the other Party ("Receiving Party") in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed in writing shall be marked with the legend "CONFIDENTIAL". Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. Such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

            (b) The Receiving Party shall and shall cause its employees engaged in the performance of this Agreement to: (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (b) use all Confidential Information solely


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                           Asterisks denote omissions.


for purposes performing this Agreement; and (c) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

            (c) The obligations of the Receiving Party under Section 6.1(b) shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by written documentation that such applicable Confidential
Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) was independently developed or discovered by the Receiving Party after the time of its disclosure under this Agreement; (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

            (d) Upon the termination by either Party of this Agreement, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy which may be kept in the Receiving Party's legal archives. The obligations set forth in this Agreement shall remain in effect for a period of five (5) years after receipt of the Confidential Information by the Receiving Party.

            (e) The Receiving Party agrees that any breach of its obligations under this Section 6.1 may cause irreparable harm to the Disclosing Party; therefore, the Disclosing Party shall have, in addition to any remedies available at law, the right to seek equitable relief to enforce this Agreement.

      6.2. Terms of this Agreement. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a mutually acceptable press release and, from and after the publication date of such press release, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission, if such filing is required, and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, Hybridon and Genzyme each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent


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                           Asterisks denote omissions.


of the other Party; provided, however, that (i) Genzyme shall have the right to provide a copy of this Agreement to JHU and (ii) Hybridon shall have the right to provide a copy of this Agreement to Collaborative Partner(s) which have agreed to treat this Agreement as Confidential Information under this Article 6.

                    ARTICLE 7. INDEMNIFICATION AND INSURANCE

      7.1. Hybridon Indemnity Obligations. Hybridon agrees to defend, indemnify and hold Genzyme, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, and JHU, JHHS and its subsidiary corporations, their present and former trustees, officers, inventors of Patent Rights, agents, faculty, employees, students, treating and consulting physicians harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Licensed Product developed, manufactured, used, sold or otherwise distributed by or on behalf of Hybridon, its Affiliates, Collaborative Partners, or other designees (including without limitation, product liability claims) or (ii) the use of the Patent Rights by or on behalf of Hybridon, its Affiliates, Collaborative Partners or other designees, except in each case, to the extent such Liabilities resulted from a material breach of this Agreement by Genzyme or negligence or intentional misconduct on the part of Genzyme.

         7.2. Insurance. Hybridon, its Affiliates or Collaborative Partner(s) shall maintain appropriate product liability insurance or self-insurance with respect to the development, manufacture and sale of Licensed Products by Hybridon, its Affiliates, Collaborative Partner(s) or other designees in such amount as such entity customarily maintains with respect to the development, manufacture and sale of its other products. Hybridon, its Affiliates or Collaborative Partner(s) shall maintain such insurance for so long as it continues to manufacture or sell the Licensed Products and shall name Genzyme, JHU, and JHHS as additional insureds, and thereafter for so long as such entity maintains insurance for itself covering such manufacture or sales.

                         ARTICLE 8. TERM AND TERMINATION

      8.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of all royalty obligations under Section 3.3 of this Agreement.

      8.2. Termination. This Agreement may be terminated in the following circumstances:


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                           Asterisks denote omissions.


            8.2.1. For Convenience. Hybridon may terminate this Agreement at any time upon ninety (90) days' written notice to Genzyme.

            8.2.2. Upon Breach. Upon any material breach of this Agreement by either Party (in such capacity, the "Breaching Party"), the other Party (in such capacity, the "Non-Breaching Party") may terminate this Agreement by providing sixty (60) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless: (a) the Breaching Party cures such breach during such sixty (60) day period, (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure, or (c) the Breaching Party has commenced dispute resolution pursuant to Section 9.6 prior to the expiration of the sixty (60) day cure period (in which event, such termination shall not be effective unless the Arbitration Panel determines that the Party in breach has materially breached or defaulted in the performance of any of its material obligations hereunder); provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination thirty (30) business days following the date that notice of such default was provided to the Breaching Party.

            8.2.3. Upon Bankruptcy. Either Party may terminate this Agreement immediately if the other Party (in such capacity, the "Bankrupt Party"): (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vi) takes any action for the purpose of effecting any of the foregoing, or (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) calendar days of commencement.

            8.2.4. Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration.


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                           Asterisks denote omissions.


            8.2.5. Sublicenses.

                  (a) In the event that the sublicense granted under the JHU Agreement to Genzyme is terminated, any granted sublicense to Hybridon and its Affiliates under this Agreement shall remain in full force and effect, provided that Hybridon and its Affiliates: (i) are not then in breach of this Agreement, and (ii) agree to be bound to JHU as licensor under the terms and conditions of this Agreement.

                  (b) In the event that the sublicense granted under this Agreement to Hybridon and its Affiliates is terminated, or upon the occurrence of any event which results in Hybridon becoming a Bankrupt Party, any granted sublicense to Collaborative Partner(s) shall remain in full force and effect, provided that such Collaborative Partner(s) (i) are not then in breach of their respective Collaborative Agreement(s) and (ii) agree to be bound to Genzyme as licensor under the terms and conditions of this Agreement.

            8.2.6. Survival. The provisions of Articles 1, 6 and 7 and Sections
3.2.2 (limited solely to the obligation to make final payment of any amounts accrued prior to expiration or termination), 3.3 (limited solely to the obligation to submit final report), 3.4, 3.5, 8.2.4, 8.2.5, 8.2.6, 9.4, 9.5 and
9.6 shall survive the expiration or termination of this Agreement.

                            ARTICLE 9. MISCELLANEOUS

      9.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

      9.2. Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that each Party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported


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                           Asterisks denote omissions.


assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      9.3. Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

      9.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to
         Hybridon:           Hybridon Inc.
                             155 Fortune Boulevard
                             Milford, Massachusetts 01757
                             Attention: Chairman, Chief Executive Officer and President

         with a copy to:     Hybridon Inc.
                             155 Fortune Boulevard
                             Milford, Massachusetts 01757
                             Attention: Vice President and General Counsel

         If to               Genzyme Corporation
         Genzyme:            P.O. Box 9322
                             15 Pleasant Street Connector
                             Framingham, Massachusetts 01701-9322
                             Attention:  President, Genzyme Molecular Oncology

         with a copy to:     Genzyme Corporation
                             One Kendall Square, Building 1400
                             Cambridge, Massachusetts 02139-1562
                             Attention: Chief Legal Officer


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                           Asterisks denote omissions.

      9.5. Governing Law and Venue. The Parties hereby consent to the jurisdiction and venue of the state and federal courts in the Commonwealth of Massachusetts. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.

      9.6. Dispute Resolution.

            9.6.1. General. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to the Chief Legal Officer of Genzyme and the Chief Executive Officer of Hybridon who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within thirty (30) days of the end of the 30-day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 30-day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be finally resolved by binding arbitration as provided in Section 9.6.2.

            9.6.2. Arbitration. Any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the "Arbitration Panel"). Each of Hybridon and Genzyme shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by Hybridon and Genzyme. The Arbitration Panel shall be convened upon delivery of written notice by one Party to the other following expiration of the time periods provided in Section 9.6.1 that the notifying Party intends to institute arbitration proceedings. Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.


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                           Asterisks denote omissions.

      9.7. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

      9.8. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      9.9. Compliance with Law. Each Party agrees to comply with all federal, state, and local laws and regulations applicable to the sublicenses granted under this Agreement, including without limitation the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.) and implementing regulations (in particular, 40 C.F.R. ss. 720.36 [Research and Development Exemption]), the Food, Drug, and Cosmetic Act (21 U.S.C. ss. 301 et seq.) and implementing regulations, and all United States export laws and regulations. Each Party assumes sole responsibility for any violation of such laws or regulations by it or any of its Affiliates.

      9.10. Use of Genzyme's Trademarks. Hybridon agrees that it shall have no right or license to use any trademark of Genzyme.

      9.11. Use of The Johns Hopkins University Names. Hybridon agrees that it shall have no right or license to use the names, likeness, or logos of The Johns Hopkins University or any of its schools or divisions of The Johns Hopkins Health Systems or any of its constituent parts and affiliated hospitals and companies, or any contraction or derivative thereof or the names of The Johns Hopkins University's faculty members, employees, and students in any press releases, general publications, advertising, marketing, promotional or sales literature without prior written consent from an authorized official of The Johns Hopkins University.

      9.12. Product Marking. Hybridon shall mark and shall require Affiliates and Collaborative Partners to mark all packaging containing Licensed Products and/or items relating to the practice of the Licensed Method with the number of the applicable patents licensed hereunder in accordance with the laws of the country in which such items are distributed.

      9.13. Independent Contractors. It is expressly agreed that each of the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.


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                           Asterisks denote omissions.

      9.14. Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      9.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                       Securities and Exchange Commission.
                           Asterisks denote omissions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  HYBRIDON INC.


                                      By:               (signed)
                                         -------------------------------------
                                      Name:  E. Andrews Grinstead III
                                      Title: Chairman, CEO and President

                                      GENZYME CORPORATION


                                      By:               (signed)
                                         -------------------------------------
                                      Name:    Thomas J. DesRosier
                                      Title:   Senior Vice President,
                                               Chief Patent Counsel


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                       Securities and Exchange Commission.
                           Asterisks denote omissions.

                           Appendix A - Patent Rights


         ***


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                       Securities and Exchange Commission.
                           Asterisks denote omissions.

                                   Appendix B


         ***

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